UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 8, 2004

SL GREEN REALTY CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND

(STATE OF INCORPORATION)

1-13199	13-3956775
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

420 Lexington Avenue
New York, New York	10170
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(212) 594-2700

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement

On September 9, 2004,  SL Green Realty Corp. modified three separate corporate debt obligations, increasing capacity from $625 million to $750 million and lowering the overall cost of borrowing under the facilities by 25 to 35 basis points.

The Company’s $200 million term loan with Wells Fargo Bank and various other lenders was increased by $125 million to $325 million. In addition to certain covenant modifications, the agreement reduces borrowing spreads to between 1.10% and 1.40% over LIBOR, depending on the Company’s overall leverage ratio. The maturity date was extended to August 2009. Upon closing, SL Green drew down $100 million to partially pay down the Company’s $300 million unsecured credit facility. $300 million is currently outstanding under the term loan.

In two other separate agreements, borrowing spreads on the $300 million unsecured credit facility and $125 million secured credit facility, both with Bank of America and various other lenders, were reduced to between 1.05% and 1.35% over LIBOR, depending on the Company’s overall leverage ratio. $110 million and $125 million is currently outstanding under the unsecured and secured credit facilities, respectively.

Item 9.01.                  Financial Statements and Exhibits

99.1	Press release
99.2	First amendment to second amended and restated revolving secured credit and guaranty agreement dated September 8, 2004
99.3	Second amendment to amended and restated revolving credit and guaranty agreement dated September 8, 2004
99.4	Second amended and restated credit and guaranty agreement dated August 25, 2004.

100                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SL GREEN REALTY CORP.

	By:	/s/ Gregory F. Hughes
Gregory F. Hughes
Chief Financial Officer

Date: September 14, 2004